Exhibit 10.13

Sagimet Biosciences Inc.

October 3, 2022

David Happel

Re:          Employment Terms

Dear David:

On behalf of Sagimet Biosciences Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). As discussed, the terms of this Agreement govern with respect to your employment, which shall commence no later than October 17, 2022 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).

1.             Employment by the Company.

(a)        Position. You will serve as the Company’s President & Chief Executive Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. In addition, we will recommend that the stockholders elect you to serve as a member of the Board. You shall attend each regular meeting of the Board, and such other meetings for which there is reasonable prior notice, in person except as may be otherwise agreed by the Board prior to such meeting.

(b)        Duties and Location. You will perform those duties and responsibilities as are customary for the position of President & Chief Executive Officer and as may be directed by Board of Directors of the Company (the “Board”), to whom you will report. Your primary office location will be 155 Bovet Road, Suite 303, San Mateo, CA 94402. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time, provided that any such modifications will be consistent with your training, experience, and qualifications.

2.            Base Salary and Employee Benefits.

(a)        Salary. You will be paid a base salary at the rate of $470,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)        Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. The Company may change your compensation and benefits from time to time in its discretion.

Happel

3.             Annual Discretionary Bonus. You will be eligible to earn an annual discretionary performance and retention bonus of up to 45% of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the Board’s assessment of your individual performance and the Company’s performance for a given calendar year, as well as any other criteria the Board deems relevant. The Board will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed. The Annual Bonus, if any, is not earned until paid and you must be an employee on the Annual Bonus payment date to be eligible to earn an Annual Bonus; no partial or prorated bonuses will be paid if your employment terminates for any reason prior to the Annual bonus payment date. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board (or any authorized committee thereof).

4.             Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

5.             Equity Compensation. Subject to approval by the Board, with such approval occurring within thirty (30) days of the Start Date and, provided that the Board determines that the fair market value of the underlying shares can be determined pursuant to a then-current independent valuation, , the Company will grant you an option to purchase 80,418,351 shares of the Company’s Common Stock with an exercise price equal to the fair market value as determined by the Board on the applicable date of the grant (the “Option”). The Option will be subject to the terms of the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), and your Stock Option Agreement. Subject to approval by the Board, the Option will vest subject to your Continuous Service (as defined in the Plan) over a four-year period, whereby twenty-five percent (25%) of your Option shares will vest on the one year anniversary of your Start Date, with the remaining shares subject to the Option vesting in thirty-six (36) equal monthly installments thereafter, in each case subject to your Continuous Service through the applicable vesting dates.

(a)        Additional Option. In the event the Company closes a bona fide equity financing prior to the issuance of Series G Preferred Stock of the Company that results in net proceeds to the Company of up to $10,000,000 within twelve (12) months following the Start Date (the “Bridge Financing”), then subject to approval by the Board, the Company will grant an option to purchase that number of shares of Company’s Common Stock that, together with the total number of shares subject to the Option, represent 5.0% of the Fully Diluted Shares of the Company as of immediately following the closing of the Bridge Financing (the “Additional Option”), provided that you are providing Continuous Services as the Company’s Chief Executive Officer through and including both the date on which such Bridge Financing closes and the date on which the Additional Option is granted by the Board. Subject to approval by the Board, the shares subject to the anticipated Additional Option will be unvested on the date of grant and will vest on the one-year anniversary of the last closing date of the Bridge Financing, subject to your Continuous Service as of such date as the Company’s Chief Executive Officer. The Additional Option shall be issued pursuant to the terms and conditions of the Plan on the grant date, at an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the grant date, as provided in the Plan and determined by the Board in a manner intended to be consistent with the requirements for an exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be governed in all respects by the terms of the Plan, the grant notice and the option agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. For the avoidance of doubt, you will only be eligible to receive the Additional Option upon the first Bridge Financing to occur following the Start Date. Determination as to whether and when the Bridge Financing has been consummated, if at all, will be determined by the Board in its sole discretion. For the purposes of the foregoing sentence, “Fully Diluted Shares” shall be calculated by adding the number of outstanding shares of capital stock of the Company plus the number of shares of capital stock subject to issuance under outstanding options or warrants, in each case, on an as-converted to common stock basis and as of the close of the business day preceding the date of determination.

Happel

6.             Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

7.             Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company, or use in the performance of your responsibilities at the Company, any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

8.             At-Will Employment Relationship. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.

9.             Severance. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), then subject to Sections 12 (“Conditions to Receipt of Severance and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)        Cash Severance. The Company will pay you, as cash severance, twelve months of your base salary in effect as of the date of your Qualifying Termination, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following the date of your Qualifying Termination, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b)        COBRA Severance. As an additional Severance Benefit, the Company will continue to pay the cost of your health care coverage in effect at the time of your Qualifying Termination for a maximum of twelve months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the sixth calendar month following the date of your Qualifying Termination.

Happel

10.          Accelerated Vesting. In the event of a Qualifying Termination that occurs upon or within twelve (12) months following the closing of a Change in Control (as defined below), then subject to Sections 12 (“Conditions to Receipt of Severance and Accelerated Vesting”) and 13 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company shall accelerate the vesting of any then-unvested shares subject to the Option such that one hundred percent (100%) of such shares shall be deemed immediately vested and exercisable as of the date of your Qualifying Termination (the “Accelerated Vesting”).

11.          Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance or Accelerated Vesting, other than your rights to the vested portion of your Option and any other rights to which you are entitled under the Company’s benefit programs.

12.          Conditions to Receipt of Severance and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance or Accelerated Vesting described above, you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following the date of your Qualifying Termination, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

13.          Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance or Accelerated Vesting (if applicable), within five (5) days after the date of your employment termination (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your employment termination date (or earlier if requested by the Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Severance or Accelerated Vesting.

Happel

Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company or with the Company’s advance written consent, you will not engage in any employment or business activity that directly or indirectly interferes with your responsibilities and the performance of your duties, or would otherwise conflict with your employment by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You represent that you currently serve on the board of directors for Currax Pharmaceutical LLC (“Currax”) and you currently serve as a consultant for Horizon Therapeutics plc (“HZNP”) (collectively, “Existing Engagement”). You represent and warrant that your Existing Engagement does not conflict with your employment by the Company or interfere with your obligations to the Company or restrict your abilities to perform your duties to the Company, and that your services to the Company will not be in breach of any agreement with Currax or HZNP. You agree to immediately notify the Company of any conflict or potential conflict with your duties to the Company or the Company’s business interests that may arise from your Existing Engagement. The Company may at any time withdraw its consent for you to continue your Existing Engagement if, in the Company’s sole discretion, it determines that such services conflict with the Company’s business interests or the performance of your duties to the Company. You also agree not to conduct any services for your Existing Engagement while on the Company worksite, or use any Company property or equipment to conduct any work for your Existing Engagement . Similarly, you agree not to conduct any work for the Company while at Currax or HZNP facilities, or use any property or equipment of Currax or HZNP to conduct work for the Company.

14.          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

For purposes of this Agreement, “Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company; (e) misconduct, or other violation of Company policy that causes harm; (f) your material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.

Happel

For purposes of this Agreement, you shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

For purposes of this Agreement, “Change of Control” shall mean: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company, or the sale, lease, exclusive license or other disposition of a single asset of the Company that is deemed to be greater than 50% of all the assets of the Company as determined by the Board in its sole discretion.

15.          Compliance with Section 409A. It is intended that the Severance and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance or Accelerated Vesting constitute “deferred compensation” under Section 409A and you are, on the date of your Qualifying Termination, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after the date of your Qualifying Termination, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance and Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Qualifying Termination, the Release will not be deemed effective any earlier than the Release Deadline. The Severance and Accelerated Vesting benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Happel

16.          Section 280G; Parachute Payments.

(a)        If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b)        Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Happel

(c)        Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d)        If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

17.          Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Happel

18.          Miscellaneous. This offer is contingent upon a satisfactory reference check and satisfactory proof of your identity and right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before October 6, 2022 if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ George Kemble
George Kemble, Chief Executive Officer

Happel

Reviewed, Understood, and Accepted:

/s/ David Happel	October 3, 2022
David Happel	Date

Exhibit A: Confidentiality Agreement

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